Exhibit 99.1

Vaccinex Announces $6.6 Million Private Placement

Participants include a syndicate of existing and new shareholders

Contributes to total of $10.1 million in new equity financing for January, 2022

ROCHESTER, N.Y., Jan. 27, 2022 (GLOBE NEWSWIRE) — Vaccinex, Inc. (Nasdaq: VCNX), a clinical-stage biotechnology company pioneering novel investigational antibody therapies in cancer and neurodegenerative disease, today announced that the company entered into a stock purchase agreement before the market close on January 27, 2022 with a syndicate of new and existing investors for a private placement of 5,945,943 shares of common stock at a purchase price of $1.11 per share for aggregate gross proceeds of approximately $6.6 million. The private placement is expected to close on January 31, 2022, subject to customary closing conditions. No warrants, derivatives, or financial covenants are associated with the purchase agreement.

Participants in the private placement include entities controlled by Dr. Maurice Zauderer, President and CEO of Vaccinex , and Albert D. Friedberg, Chairman of Vaccinex’s board of directors, each of which purchased $2 million worth of shares, as well as an entity controlled by Jacob Frieberg, another member of Vaccinex’s board of directors, and additional new and existing shareholders that are unaffiliated with Vaccinex, that together purchased the remaining $2.6 million worth of shares.

Vaccinex intends to use the net proceeds from the private placement to fund the ongoing development of its lead drug candidate, pepinemab, in cancer and neurodegenerative disease and for working capital and general corporate purposes.

Vaccinex also announced that during the month of January, prior to entering into the stock purchase agreement, Vaccinex sold approximately $3.5 million of shares of its common stock in January 2022 for a weighted average sales price of $1.16 per share under its existing open market sales agreement with Jefferies, LLC. This brings the total of new equity financing to date in 2022 to $10.1 million.

In connection with the private placement, Vaccinex will also enter into a registration rights agreement with certain of the private placement investors. Pursuant to the registration rights agreement, Vaccinex will agree to, among other things, use its reasonable best efforts to file with the Securities and Exchange Commission (the SEC) a registration statement covering the resale of the shares.

A description of the stock purchase agreement and registration rights agreement will be included in a Form 8-K to be filed with the SEC.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering, nor will there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale are unlawful. Any offering of the securities under the resale registration statement will only be by means of a prospectus.

About Vaccinex, Inc.

Vaccinex, Inc. is pioneering a differentiated approach to treating cancer and slowly progressive neurodegenerative diseases through the inhibition of semaphorin 4D (SEMA4D). Vaccinex’s lead drug candidate, pepinemab, blocks SEMA4D, a potent biological effector that prevents immune infiltration and induces myeloid suppressors in tumors and triggers reactive gliosis in the brain.

Forward Looking Statements

To the extent that statements contained in this presentation are not descriptions of historical facts regarding Vaccinex, Inc. (“Vaccinex,” “we,” “us,” or “our”), they are forward-looking statements reflecting management’s current beliefs and expectations. Such statements include, but are not limited to, statements about our plans, expectations and objectives with respect to the results and timing of our clinical trials of pepinemab in various indications, the use and potential benefits of pepinemab in Head and Neck Cancer, Huntington’s and Alzheimer’s disease and other indications, Vaccinex’s ability to finance its current development plans with pre-existing cash balance and funds from the 2022 private placement and open market sales agreement, and other statements identified by words such as “may,” “will,” “appears,” “expect,” “planned,” “anticipate,” “estimate,” “intend,” “hypothesis,” “potential,” “suggest”, “advance,” and similar expressions or their negatives (as well as other words and expressions referencing future events, conditions, or circumstances). Forward-looking statements involve substantial risks and uncertainties that could cause the outcome of our research and pre-clinical development programs, clinical development programs, future results, performance, or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, uncertainties inherent in the execution, cost and completion of preclinical and clinical trials, that interim and preliminary data may not be predictive of final results and does not ensure success in later clinical trials, uncertainties related to regulatory approval, risks related to our dependence on our lead product candidate pepinemab, the impact of the COVID-19 pandemic, and other matters that could affect our development plans or the commercial potential of our product candidates. Except as required by law, we assume no obligation to update these forward-looking statements. For a further discussion of these and other factors that could cause future results to differ materially from any forward-looking statement, see the section titled “Risk Factors” in our periodic reports filed with the SEC and the other risks and uncertainties described in Vaccinex’s annual yearend Form 10-K and subsequent filings with the SEC.

Investor Contact

John Mullaly

LifeSci Advisors, LLC

617-429-3548

jmullaly@lifesciadvisors.com